NEWS RELEASE

FOR IMMEDIATE RELEASE                      Stock Symbol: BFSB
March 20, 2008                             Traded on Nasdaq Global Market

CONTACTS:
Angelo J. Di Lorenzo                       Richard A. Kielty
Chief Executive Officer and Vice Chairman  President and Chief Operating Officer

(718) 855-8500


                         BROOKLYN FEDERAL BANCORP, INC.
                  ANNOUNCES ITS THIRD STOCK REPURCHASE PROGRAM

BROOKLYN, N.Y. - March 20, 2008 - Brooklyn Federal Bancorp, Inc. (the "Company") (Nasdaq Global Market: BFSB), the parent company of Brooklyn Federal Savings Bank (the "Bank") announced today that its Board of Directors authorized its third stock repurchase program pursuant to which the Company intends to repurchase up to $3.0 million of its issued and outstanding shares of common stock. The stock repurchase program may be carried out through open-market purchases, block trades and in negotiated private transactions from time to time. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes, including the funding of the Company's stock-based incentive plan, which was approved by stockholders at the Company's 2006 Annual Meeting of Stockholders on April 11, 2006.

President and Chief Operating Officer Richard A. Kielty, said, "We believe that by implementing this third stock repurchase program we are continuing to make an investment in Brooklyn Federal at what the board of directors and management believes is an attractive price. The repurchase program is also a means of showing our continued commitment to enhancing shareholder value."

The Company completed its first stock repurchase program on August 15, 2007 through the purchase of 102,370 shares of its issued and outstanding shares at an average price of approximately $14.65. The Company completed its second repurchase program on March 18, 2008 through the purchase of 147,339 shares at an average price of approximately $13.57.

Brooklyn Federal Savings Bank operates four banking offices, two located in Brooklyn, one each in Nassau and Suffolk Counties, New York. The Company anticipates the Bank will open its fifth banking office, located in Commack, New York, in the third fiscal quarter of 2008, rather than in the second fiscal quarter of 2008 as previously announced.

This press release may contain certain "forward-looking statements" which may be
identified  by  the  use  of  such  words  as  "believe,"   "expect,"  "intend,"
"anticipate,"

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"should,"  "planned,"  "estimated," and "potential".  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.